Exhibit 99.1

Contact
Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905

ALLIED HOLDINGS, INC. VOLUNTARILY FILES TO DELIST ITS
COMMON STOCK FROM THE AMERICAN STOCK EXCHANGE

Decatur, Georgia, June 17, 2005 – Allied Holdings, Inc. (AMEX:AHI) announced today that it has filed an application with the SEC to voluntarily delist its common from trading on the American Stock Exchange (“Amex”) and has asked the Amex to suspend trading in the Company’s common stock if and at the time that the SEC grants Allied’s application to withdraw its common stock from listing. Allied expects to receive an order from the SEC with respect to its delisting application in July 2005.

Allied anticipates that upon the termination of the listing of its common stock on the Amex, its common stock will be quoted on the over-the-counter bulletin board under the symbol [AHI.OB], however Allied can not give any assurance that any broker will make a market in the Company’s common stock.

As previously announced, Allied has been operating under a plan that was approved by the Amex in February 2005 in order to bring Allied’s shareholders’ equity above the continued listing requirements of the Amex by May 2006. Allied filed a notice to voluntarily delist its common stock from trading on the Amex because the Company does not currently believe that it will comply with the plan as previously submitted to the Amex.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are “forward looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements, including statements regarding approval of its delisting application by the SEC, the date its common stock will be delisted from the American Stock Exchange and whether its common stock will be quoted on the over-the-counter market. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements,, the Company’s ability to successfully implement internal controls and procedures that remediate the material weakness and insure timely and accurate financial reports, the ability of the Company to obtain financing in the future and the Company’s highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.